May 4, 2015

Dave Habiger
133 North Washington Street
Hinsdale, IL 60521

Dear Dave,

On behalf of Textura’s Board of Directors, I am pleased to confirm the terms and conditions of your employment with Textura. The following information describes the significant aspects of the arrangement that will govern your employment.

Employer
Your employer will be Textura Corporation.

Position
Your title and responsibilities will be those of interim Chief Executive Officer reporting to Textura’s Board of Directors. Your employment began on April 30, 2015.

Base Salary
Your base salary will be $600,000 annually. Your salary will be delivered in 12 pay periods, delivered on the workday nearest the 15th of the month.

RSU Equity Grant
On May 4, 2015, you were granted $2,250,000 worth of time-based restricted stock units (RSUs) that will cliff vest on May 4, 2016. Such RSUs will be subject to Textura’s standard form of Restricted Stock Unit Award Agreement and the Long-Term Incentive Plan.

Expenses
Out-of-pocket expenses incurred on behalf of Textura are reimbursed pursuant to Textura’s standard reimbursement policy.

Employee Benefits
Textura offers comprehensive medical and dental benefits, flexible spending accounts for healthcare, dependent care and commuter expenses, and disability and life insurance. You will be eligible to receive benefits on the first day of the month after your start date.

If you elect medical and dental coverage, approximately 30% of the monthly premium will be deducted from your paycheck, on a pre-tax basis. The remaining 70% of the cost is covered by the company.

Textura has a 401(k) and match program. Under this plan, for every $1.00 contributed by you to our 401(k) plan, the company will match $.50, up to a maximum of 3% of regular and commission wages. The match will be funded on a per payroll basis. The match will be subject to the vesting schedule described in the 401(k) Plan Documents.

Vacation and Holidays
Your annual paid time off (PTO) entitlement will be 20 working days, accrued per pay period. This time can be used for vacation, personal days, doctor appointments, or other activities of the employee’s choice.  Additionally, Textura recognizes all major holidays, and a company holiday schedule is provided each year.

Employment At-Will
Your employment will be on an at-will basis, which means that either you or Textura may terminate your employment at any time, with or without cause. Textura reserves the right to change the terms and conditions of your employment at any time, including changes to employee benefit plans and programs.

Contingency Matters
Your continuing employment will be contingent upon your signing of Textura’s standard INVENTIONS, NONCOMPETITION AND CONFIDENTIALITY AGREEMENT.

Please let me know if you require any additional information with regard to our company, your position, or the content of this letter.

Sincerely,

/s/ R. Michael Murray, Jr.

R. Michael Murray, Jr.
Lead Director
Textura Corporation

Please acknowledge your agreement to the foregoing by signing below and scanning and emailing it directly to textura.administration@texturacorp.com. If you are unable to scan/email please fax the document to (847) 235-8484. Please call Amanda Collins at (847) 235-8462 upon faxing to ensure receipt.

I AGREE TO THE TERMS OF EMPLOYMENT OUTLINED IN THIS LETTER.

/s/ David Habiger                        5/5/15
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David Habiger                         Date